Exhibit 21.1

List of Subsidiaries of Natural Resource Partners L.P.

NRP (Operating) LLC
NRP Oil and Gas LLC
NRP Finance Corporation
WPP LLC
ACIN LLC
WBRD LLC
Hod LLC
Shepard Boone Coal Company LLC
Gatling Mineral, LLC
Independence Land Company, LLC
Williamson Transport, LLC
Rivervista Mining, LLC
NRP Trona LLC
BRP LLC
BRP Minerals LLC
CoVal Leasing Company, LLC